CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-256118.) of Go Go Buyers of our report, dated May 12, 2021, on our audits of the financial statements of Go Go Buyers as of December 31, 2020 for the year then ended, included in this Annual Report on Form S-1/A of Go Go Buyers for the year ended December 31, 2020.

/s/ Bolko & Associates, LLC
Boca Raton, Florida
July 30, 2021